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                                                                    EXHIBIT 99.8


FOR IMMEDIATE RELEASE
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              ASPEN TECHNOLOGY AND ACCENTURE STRENGTHEN ALLIANCE IN
                   CHEMICAL AND PETROLEUM-REFINING INDUSTRIES

        Companies will focus on manufacturing and supply chain solutions

NEW YORK and CAMBRIDGE, Mass; Feb. 12, 2002 -- Aspen Technology, Inc. (Nasdaq:
AZPN) and Accenture (NYSE: ACN) today announced an expansion of their strategic alliance, under which they will develop and implement new manufacturing and supply chain solutions to improve the performance of chemical and petroleum manufacturers.

The expanded alliance, which builds on the marketing agreement that the two companies announced in July 2001, is designed to help chemical companies and petroleum refiners significantly increase operational efficiencies and reduce costs by transforming their manufacturing and supply chain operations and leveraging their existing investments in enterprise resource planning (ERP) systems.

As part of the agreement, Accenture and AspenTech will work together to enhance AspenTech's solutions for the chemical and petroleum industries. In return for its software development resources and use of its intellectual property, Accenture will receive shares of AspenTech common stock.

The expanded relationship establishes AspenTech as a key strategic technology supplier for manufacturing and supply chain in Accenture's chemical and downstream petroleum business, and Accenture will become a strategic supplier for AspenTech to the petroleum and chemical industries.

"We believe that manufacturing and supply chain execution systems will become a major source of productivity and cash flow improvement for our clients," said Mary Tolan, managing partner of Accenture's Resources global market unit. "With innovative solutions and an unmatched delivery capability, Accenture and AspenTech are perfectly positioned to help our chemical and petroleum clients transform the effectiveness of their manufacturing networks."

"The expansion of our alliance with Accenture is testament to the opportunity that exists for new manufacturing and supply chain solutions," said Larry Evans, chairman and CEO of AspenTech. "We believe that our joint offering will become the de facto standard for chemical and petroleum companies wishing to drive profitability and maintain a competitive advantage in the marketplace."

The new alliance will further leverage the leadership position of both partners. AspenTech and Accenture each have a long tradition of serving a majority of the world's top chemical and petroleum-refining companies.

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ABOUT ACCENTURE

Accenture is the world's leading management and technology services organization. Through its network of businesses approach -- in which the company enhances its consulting and outsourcing expertise through alliances, affiliated companies and other capabilities -- Accenture delivers innovations that help clients across all industries quickly realize their visions. With more than 75,000 people in 47 countries, the company generated net revenues of $11.44 billion for the fiscal year ended August 31, 2001. Its home page is www.accenture.com.

ABOUT ASPENTECH

Aspen Technology, Inc. is the leading supplier of integrated software and solutions to the process industries. The company's Aspen ProfitAdvantage(TM) solution enables companies to identify and maximize profit opportunities throughout their entire value chain -- from the supply of raw materials, through the production of goods, to the delivery of final products to customers. The Aspen ProfitAdvantage solution encompasses engineering, manufacturing, supply chain and e-business collaboration technologies, providing the tools that enable manufacturers to design, optimize and execute business processes in real time. Over 1,200 leading process companies already rely on AspenTech's 20 years of process industry experience to increase revenues, reduce costs and improve capital efficiency. AspenTech's customers include: Air Liquide, AstraZeneca, Bayer, BASF, BP, Chevron, Dow Chemical, DuPont, Equistar, Exxon Mobil, GlaxoSmithKline, Merck, Mitsubishi Chemical, and Unilever. For more information, visit http://www.aspentech.com.

Certain paragraphs of this press release contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statement using the term "will," "should," "could," "anticipates," "believes" or a comparable term is a forward-looking statement. Actual results may vary significantly from AspenTech's expectations based on a number of risks and uncertainties, including: AspenTech's lengthy sales cycle which makes it difficult to predict quarterly operating results; fluctuations in AspenTech's quarterly operating results; AspenTech's dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; AspenTech's need to hire additional qualified personnel and its dependence on key current employees; intense competition; AspenTech's dependence on systems integrators and other strategic partners; changes in the market for e-business solutions for AspenTech's customers; increased governmental regulation and taxation of e-commerce and the Internet; information security and privacy concerns relating to e-commerce; and other risk factors described from time to time in AspenTech's periodic reports and registration statements filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. Moreover, neither AspenTech nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements. AspenTech undertakes no obligation to update any of the forward-looking statements after the date of this press release.

                                       ###

AspenTech, ProfitAdvantage and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

CONTACT:


For Media:                                            For Investors:
Peter Watt                  Carin Warner              Joshua Young
Aspen Technology, Inc.      Warner Communications     Aspen Technology, Inc.
+44 1223 819-752            1 (978) 526-1960          1 (617) 949-1274
peter.watt@aspentech.com    carin@warnerpr.com        joshua.young@aspentech.com
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For Accenture:
Kevin Kutz
1 (312) 596-3451
kevin.p.kutz@accenture.com
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